Exhibit 99.46

As of January 5, 2012

Malkin Holdings LLC (the “Supervisor”) and the Estate of Leona M. Helmsley (the “Helmsley Estate”) acknowledge that the Supervisor is seeking investor consents to authorize a consolidation (the “Consolidation”) of certain office and retail properties in Manhattan and the greater New York metropolitan area owned by Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C. and certain private entities supervised by the Supervisor (collectively, the “Entities”) and the Supervisor and certain management businesses, into Empire Realty Trust, L.P. and/or Empire Realty Trust, Inc. (the “Company”), which Consolidation is conditioned, among other things, upon the closing of an initial public offering of the Company’s common stock (the “IPO”).

In connection therewith, the Supervisor and the Helmsley Estate agree as follows:

The Supervisor will continue to include the “Fees” (as defined below) for payment by the Entities as expenses of the Consolidation and the IPO on the same basis as other expenses of the Consolidation and the IPO, including fees and expenses of the Supervisor.

“Fees” means (i) fees and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP in connection with its representation of the Helmsley Estate relating to the planning, implementation and consummation of the IPO and the Consolidation and (ii) fees and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, Ernst & Young, Clifford Chance LLP and Proskauer Rose LLP for transfer tax planning and agreements for tax-exempt entities, including affiliates of the Helmsley Estate.

If you are in agreement with the foregoing, please indicate your acceptance of the terms hereof by signing the space indicated below and returning one signed copy hereof to the undersigned whereupon the terms hereof will become a binding agreement between the Supervisor and the Helmsley Estate with respect to the matters specifically agreed to herein.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this agreement by that party.

[SIGNATURE PAGE FOLLOWS]

Sincerely,

MALKIN HOLDINGS LLC

By:	/s/ Anthony E. Malkin
Anthony E. Malkin, President

Accepted and agreed to as of the date first written above:

ESTATE OF LEONA M. HELMSLEY

By:	/s/
Name:
Title: Executor

By:	/s/ David Frazier
Name: David Frazier
Title: Executor

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